Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kevin Russell

Aware, Inc.
781-276-4000

Aware, Inc. Reports First Quarter 2017

Financial Results

BEDFORD, MASS. – April 25, 2017 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its first quarter ended March 31, 2017.

Revenue for the first quarter of 2017 was $4.3 million, a decrease of 10% compared to $4.8 million in the same quarter last year. Operating income in the first quarter of 2017 was $0.4 million compared to $0.9 million in the first quarter of 2016. The decrease in revenue and operating income were primarily due to: (i) lower imaging software license sales and no hardware sales that were partially offset by higher biometrics software license sales and (ii) higher operating expenses that were partially offset by lower cost of hardware sales.

Net income in the first quarter of 2017 was $0.4 million, or $0.02 per diluted share, which compares to $0.6 million, or $0.03 per diluted share, in the same period a year ago.

Kevin Russell, Aware’s chief executive officer and president, said “Our revenue and operating income for the first quarter were consistent with our expectations. Our pipeline for 2017 looks promising, but we are unable to predict when opportunities will result in revenue. We continue to make investments in product and market initiatives in order to grow our business in the government, commercial and mobile markets.”

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports First Quarter 2017 Financial Results	Page 2

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) hardware revenue is likely to decline in future periods; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) our intellectual property is subject to limited protection; xi) we may be sued by third parties for alleged infringement of their proprietary rights; xii) we must attract and retain key personnel; xiii) we rely on single sources of supply for certain components used in our hardware products; xiv) our business may be affected by government regulations and adverse economic conditions; xv) we may make acquisitions that could adversely affect our results, and xvi) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2016 and other reports and filings made with the Securities and Exchange Commission.

Aware is a registered trademark of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports First Quarter 2017 Financial Results	Page 3

AWARE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Software licenses	$2,686	$2,774
Software maintenance	1,253	1,282
Services	374	419
Hardware	-	286
Royalties	34	73
Total revenue	4,347	4,834

Costs and expenses:
Cost of software licenses	247	243
Cost of services	216	213
Cost of hardware	-	205
Research and development	1,857	1,649
Selling and marketing	942	920
General and administrative	790	724
Total costs and expenses	4,052	3,954

Patent related income	91	-

Operating income	386	880
Interest income	83	67
Income before provision for income taxes	469	947
Provision for income taxes	64	312

Net income	$405	$635

Net income per share – basic	$0.02	$0.03
Net income per share – diluted	$0.02	$0.03

Weighted-average shares – basic	22,255	22,993
Weighted-average shares - diluted	23,321	23,005

Aware, Inc. Reports First Quarter 2017 Financial Results	Page 4

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2017	December 31, 2016

ASSETS
Cash and investments	$49,989	$52,864
Accounts receivable, net	3,391	3,016
Property and equipment, net	4,532	4,634
Deferred tax assets	5,802	1,078
All other assets, net	397	392

Total assets	$64,111	$61,984

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,521	$1,210
Deferred revenue	2,421	2,933
Total stockholders’ equity	60,169	57,841

Total liabilities and stockholders’ equity	$64,111	$61,984

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com